Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235780

PROSPECTUS SUPPLEMENT NO. 10

To Prospectus dated February 10, 2020

9,321,593 Shares of Common Stock

This prospectus supplement no. 10 supplements the prospectus dated February 10, 2020, or the Prospectus, relating to the proposed resale or other disposition from time to time of up to 9,321,593 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the Common Stock, as follows: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement (as defined in the Prospectus), of which 3,076,925 shares of Common Stock were issued in connection with a private placement, or the PIPE Financing, consummated in connection with the Company’s Business Combination (as defined in the Prospectus); (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (as defined in the Prospectus) and are held by certain selling securityholders. The Company is not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on September 10, 2020.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in the Prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of Common Stock in the section titled “Plan of Distribution” appearing in the Prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” On September 9, 2020, the last reported sale price of our Common Stock was $10.65 per share.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 29 OF PROSPECTUS SUPPLEMENT NO. 8, DATED AUGUST 5, 2020, TO THE PROSPECTUS.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is September 10, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2020

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03.Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 9, 2020, DermTech, Inc., or the Company, filed a Certificate of Elimination of Series A Convertible Preferred Stock, a Certificate of Elimination of Series B‑1 Convertible Preferred Stock and a Certificate of Elimination of Series B‑2 Convertible Preferred Stock, which we refer to collectively as the Certificates of Elimination, with the Secretary of State of the State of Delaware, or the Secretary of State, to eliminate its Series A Convertible Preferred Stock, Series B‑1 Convertible Preferred Stock and Series B‑2 Convertible Preferred Stock, respectively. We refer to the Company’s Series A Convertible Preferred Stock, Series B‑1 Convertible Preferred Stock and Series B‑2 Convertible Preferred Stock collectively as the Designated Preferred Stock.

As previously disclosed in the Company’s Current Reports on Form 8‑K filed with the Securities and Exchange Commission on May 27, 2020 and August 14, 2020, which disclosures are incorporated herein by reference, all of the once outstanding shares of the Designated Preferred Stock, or the Converted Shares, have been converted into Company common stock. Pursuant to the certificates of designation with respect to each series of Designated Preferred Stock, the Converted Shares resumed their status as authorized but unissued shares of undesignated preferred stock under the Company’s certificate of incorporation as of their respective conversion dates.

The filing of the Certificates of Elimination was authorized by the Board of Directors of the Company in accordance with the General Corporation Law of the State of Delaware. The Certificates of Elimination became effective upon filing and had the effect of (i) eliminating from the certificate of incorporation of the Company all matters set forth in the certificates of designation with respect to each series of Designated Preferred Stock and (ii) eliminating and restoring to the status of authorized but unissued shares of undesignated preferred stock under the Company’s certificate of incorporation all authorized but unissued shares of the Designated Preferred Stock. The foregoing description of the Certificates of Elimination is qualified in its entirety by reference to the full text of the Certificates of Elimination, copies of which are filed as Exhibit 3.1, 3.2 and 3.3 to this Current Report on Form 8‑K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Elimination of Series A Convertible Preferred Stock, dated September 9, 2020
3.2	Certificate of Elimination of Series B‑1 Convertible Preferred Stock, dated September 9, 2020
3.3	Certificate of Elimination of Series B‑2 Convertible Preferred Stock, dated September 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.
Date: September 10, 2020	By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer

Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DERMTECH, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

DermTech, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of up to 1,250 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on August 29, 2019, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.  That no shares of the Series A Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

3.  That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:  That no shares of the Corporation’s authorized Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) are outstanding and that no shares of the Series A Convertible Preferred Stock will be issued subject to the Certificate of Designation previously filed on August 29, 2019 with respect to the Series A Convertible Preferred Stock.

RESOLVED:  That the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock; and further that upon such filing all authorized shares of Series A Convertible Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Corporation’s certificate of incorporation.

4.  That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Elimination as of September 9, 2020.

DERMTECH, INC.
By:	/s/ John Dobak
Name: John Dobak
Title: President

Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF

DERMTECH, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

DermTech, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of up to 3,200 shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B-1 Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on March 2, 2020, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series B-1 Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.  That no shares of the Series B-1 Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

3.  That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:  That no shares of the Corporation’s authorized Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Convertible Preferred Stock”) are outstanding and that no shares of the Series B-1 Convertible Preferred Stock will be issued subject to the Certificate of Designation previously filed on March 2, 2020 with respect to the Series B-1 Convertible Preferred Stock.

RESOLVED:  That the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series B-1 Convertible Preferred Stock; and further that upon such filing all authorized shares of Series B-1 Convertible Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Corporation’s certificate of incorporation.

4.  That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B-1 Convertible Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Elimination as of September 9, 2020.

DERMTECH, INC.
By:	/s/ John Dobak
Name: John Dobak
Title: President

Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES B‑2 CONVERTIBLE PREFERRED STOCK

OF

DERMTECH, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

DermTech, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of up to 525 shares of Series B‑2 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B‑2 Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on March 2, 2020, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series B‑2 Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.  That no shares of the Series B‑2 Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

3.  That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:  That no shares of the Corporation’s authorized Series B‑2 Convertible Preferred Stock, par value $0.0001 per share (the “Series B‑2 Convertible Preferred Stock”) are outstanding and that no shares of the Series B‑2 Convertible Preferred Stock will be issued subject to the Certificate of Designation previously filed on March 2, 2020 with respect to the Series B‑2 Convertible Preferred Stock.

RESOLVED:  That the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series B‑2 Convertible Preferred Stock; and further that upon such filing all authorized shares of Series B‑2 Convertible Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Corporation’s certificate of incorporation.

4.  That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B‑2 Convertible Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Elimination as of September 9, 2020.

DERMTECH, INC.
By:	/s/ John Dobak
Name: John Dobak
Title: President